Exhibit 99.1

FULTON FINANCIAL CORPORATION

AMENDED AND RESTATED

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1.	PURPOSE OF THE PLAN

The purpose of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is to provide the registered shareholders of Fulton Financial Corporation with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of the common stock of Fulton Financial Corporation.

2.	DEFINITIONS

For purposes of the Plan, the following words or phrases shall have the meanings assigned to them below:

(a) “Authorization Form” shall mean the form or other document designated by the Plan Agent as the required evidence of a registered shareholder’s election to participate in the Plan.

(b) “Company” shall mean Fulton Financial Corporation.

(c) “Fair Market Value” shall mean the value of the Stock on the applicable date determined by the Plan Agent as follows:

(i) During such time as the Stock is listed on an established national stock exchange, the Fair Market Value shall be deemed to be the per share closing price of the Stock on such stock exchange on the applicable date or, if no sale of the Stock has been made on a stock exchange on that day, the Fair Market Value shall be such price on the next preceding day on which such price was quoted.

(ii) During such time as the Stock is not listed on an established national stock exchange but is listed in the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System, the Fair Market Value per share shall be the average of the highest and lowest trading prices for the Stock on the applicable date or, if no trade of the Stock occurred on that day, the Fair Market Value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

(iii) During such time as the Stock is not listed on an established national stock exchange or in the NASDAQ National Market System but is quoted by NASDAQ, the Fair Market Value per share shall be the average of the closing dealer bid and asked per share prices for the Stock, as quoted by NASDAQ for the applicable date or, if no bid and asked prices are quoted for that day, the Fair Market Value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

(iv) During such time as the Stock is not listed on an established national stock exchange, listed in the NASDAQ National Market System, or quoted by NASDAQ, the Fair Market Value per share shall be the average of the lowest bid and highest asked per share quotations of the Stock on the applicable date, as reported by one or more brokerage firms selected by the Plan Agent which then make a market in the Stock or, in the absence of either a bid or asked quotation, the quotation (or average of the quotations, if several) reported on the applicable date, whether bid or asked.

(d) “Investment Date” shall mean the dividend payment date of the Company during a month in which a dividend is paid, and in any other month shall be the fifteenth calendar day of such month. If the Investment Date falls on a date which is not a trading day, the Investment Date shall be the next trading day thereafter.

(e) “Participant” shall mean a registered shareholder of the Company who has elected to participate in the Plan.

(f) “Plan” shall mean this Dividend Reinvestment and Stock Purchase Plan.

(g) “Plan Agent” shall mean Fulton Bank, National Association.

(h) “Plan Shares” shall mean the shares of Stock that are held by the Plan Agent for the benefit of the Participants in the Plan.

(i) “Stock” shall mean the $2.50 par value common stock of the Company.

3.	ADMINISTRATION

The Plan shall be administered by Fulton Bank, National Association, the Plan Agent. All Plan Shares will be registered in the name of the Plan Agent (or its nominee), as agent for the Participants and will be credited to the accounts of the respective Participants.

4.	PARTICIPATION

All registered shareholders of the Stock of the Company are eligible to participate in the Plan, except as otherwise determined by the Board of Directors of the Company. The Board of Directors may refuse to offer the Plan to registered shareholders residing in any state which requires: (i) the registration or qualification of the Stock to be issued pursuant to the Plan, or exemption therefrom; or (ii) the registration or qualification of the Company or the Plan Agent, or any of their respective officers or employees, as a broker, dealer, salesman or agent, if such registration, qualification or exemption would result in undue burden or expense to the Company, as determined by the Company in its sole discretion. A beneficial owner whose shares are registered in a name other than the beneficial owner’s name must become a registered shareholder by having all or a part of such shares transferred into the beneficial owner’s own name in order to participate in the Plan.

5.	ENROLLMENT

Any registered shareholder of the Company may enroll in the Plan at any time by completing and signing an Authorization Form and returning it to the Plan Agent. If an Authorization Form requesting reinvestment of dividends is received by the Plan Agent at least two (2) business days before the record date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Form is received from a registered shareholder less than two (2) business days before the record date established for a particular dividend, the reinvestment of dividends will begin with the payment of dividends following the next record date if the registered shareholder is still a shareholder of record at that time.

A registered shareholder may participate with respect to all or any portion of such shareholder’s shares. There is no minimum number of shares required for participation in the Plan. A registered shareholder who wishes to participate with respect to less than all of the shares owned by the registered shareholder may elect: (i) to have the dividends reinvested on a fixed percentage of the registered shares owned, (ii) to have the dividends reinvested on a fixed number of registered shares owned, or (iii) to have a fixed dollar amount of cash dividends reinvested. As long as the Plan Agent is holding Plan Shares (whole or fractional) for a Participant’s account, a Participant may continue to participate in the Plan, even if the Participant has no other shares of Stock registered in the Participant’s name.

Participants in the Plan may also elect to deposit shares of Stock held by them in their Plan account for custody by the Plan Agent. Participants who wish to deposit their shares with the Plan Agent for safekeeping must send their stock certificates, properly endorsed, to the Plan Agent with a written request that the shares be added to their Plan account. Dividends payable on shares deposited with the Plan Agent shall be reinvested in accordance with the Plan.

6.	OPTIONAL CASH PAYMENTS

A Participant may make optional cash payments to be used for the purchase of additional shares of Stock. Optional cash payments may be made monthly, but the minimum optional cash payment shall be twenty-five dollars ($25.00) per month, and the maximum optional cash payment shall be twenty five thousand dollars ($25,000.00) per month. A Participant is not required to invest the same amount each month. Participants are under no obligation to make optional cash payments.

A Participant may make an optional cash payment by forwarding a check or money order, payable to the Plan Agent, or another method acceptable to Plan Agent, with a completed Authorization Form when enrolling or, thereafter, with the payment form attached to each statement of account. Optional cash payments received at least five (5) business days before an Investment Date will be applied by the Plan Agent to the purchase of Stock on that Investment Date. The Plan Agent has the right to refuse to invest any optional cash payment received from a Participant less than five (5) business days before an Investment Date. Any optional cash payment received by the Plan Agent less than five (5) business days before an Investment Date which cannot be invested by the Plan Agent shall be applied to the purchase of Stock for the Participant’s account on the next following Investment Date. An optional cash payment will not be deemed to have been made by a Participant or received by the Plan Agent until the funds so contributed are actually collected.

Interest will not be paid on optional cash payments. Optional cash payments will be returned to a Participant upon written request to the Plan Agent, provided that the request is received by the Plan Agent at least five (5) business days prior to the next scheduled Investment Date.

7.	PURCHASES

On each dividend payment date, the Company will pay to the Plan Agent the dividends payable in respect of each Participant’s shares of Stock (including Plan Shares), less applicable withholding taxes, if any. On each Investment Date, the Plan Agent will use the amount of any dividends so received from the Company, and a Participant’s optional cash payment, if any, to purchase shares of Stock for the account of the Participant. The Plan Agent shall purchase shares of Stock from the Company, on the open market or by a combination of the foregoing, at the direction of the Company. Stock purchased from the Company may be authorized but unissued shares or shares held in treasury.

Purchases of Stock from the Company shall be made as of the Investment Date. Open market purchases will be made as soon as reasonably possible after the applicable Investment Date, but not more than thirty (30) days after such date. In the event that any shares are purchased in the open market, no shares will be allocated to a Participant’s account until the date on which the Plan Agent has purchased sufficient shares in the open market and from the Company to cover the purchases for that month for all Participants in the Plan.

The purchase price of Stock purchased from the Company shall be the Fair Market Value of the Stock as of the Investment Date. The purchase price of Stock purchased in the open market will be the Participant’s pro rata share of the cost (including brokerage commissions, if any) to the Plan Agent of such purchases. In the event of purchases in the open market and from the Company, the purchase price per share to all Participants will be based upon the weighted averages of the prices of all shares purchased from the Company and in the open market.

Each Participant’s account will be credited with the number of whole and fractional shares (calculated to four (4) decimal places) equal to the amount to be invested divided by the applicable purchase price.

8.	DIVIDENDS ON PLAN SHARES

The Plan Agent will receive dividends (less any applicable withholding taxes) on all Plan Shares held on each dividend record date, will credit such dividends to Participants’ accounts on the basis of whole or fractional shares held in each account, and will automatically reinvest the dividends in shares of Stock.

9.	COSTS

All costs of administration of the Plan and service charges will be paid by the Company. No brokerage fees will be charged to Participants in connection with the purchase of Stock from the Company, but Participants will be charged the actual cost (including brokerage commissions, if any) of all shares purchased in open market transactions. In addition, the Plan agent may charge Participants applicable costs and service fees to process transactions requested by Participants.

10.	REPORTS TO PARTICIPANTS

As soon as practicable after each Investment Date, the Plan Agent will mail to each Participant for whose account a transaction has occurred under the Plan, a statement showing:

(i) the amount of the dividend and optional cash payment, if any, applied toward such investment;

(ii) the taxes withheld, if any;

(iii) the net amount invested;

(iv) the number of shares purchased;

(v)the price per share at which shares were purchased;

(vi) the total shares accumulated under the Plan, computed to four (4) decimal places.

Each Participant will receive annually Internal Revenue Service information for purposes of reporting dividend income received.

11.	VOTING OF SHARES

The whole number of shares held for the account of a Participant under the Plan will be voted at meetings of shareholders of the Company in accordance with the instructions of the Participant as set forth in the Participant’s proxy. The Plan Shares of a Participant who does not return a proxy will not be voted.

12.	WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

Certificates for Plan Shares will not be issued to Participants unless Participants request in writing to withdraw their Plan Shares. Participants may withdraw all or a portion of the whole Plan Shares in their accounts by notifying the Plan Agent in writing to that effect and specifying in the notice the number of shares to be withdrawn. Certificates, or book entry shares, for whole shares of Stock so withdrawn will be registered in the name of the Participant and issued to the Participant or, at the participant’s election, to the Participant’s broker, within fifteen (15) days of the Plan Agent’s receipt of notice of withdrawal. Certificates, or book entry shares, for fractional shares will not be issued under any circumstances. Any notice of withdrawal received less than five (5) business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant’s account.

Participants may also direct a registered broker to request the Plan Agent to transfer the whole Plan Shares in their accounts to the Participant’s brokerage account by specifying in a notice of withdrawal that all whole Plan Shares in the account are to be transferred. Such notice of transfer shall be irrevocable.

A Participant who holds 50 or fewer shares may request that the Company purchase all, but not less than all, of the Participant’s Plan Shares by specifying in a written notice of withdrawal that the Participant requests the Company to purchase all of the Participant’s Plan Shares on the 15th calendar day of the immediately following month (the “Purchase Date”). Such notice shall be irrevocable when given, and shall be delivered to Company no less than 15 days prior to the Purchase Date. If the Purchase Date falls on a date which is not a trading day, the Purchase Date shall be the next trading day thereafter. The Company will promptly notify the Participant, in writing. if it will not purchase such Plan Shares.

If the Company elects to purchase the Plan Shares, it will complete such Purchase on the Purchase Date at its Fair Market Value as of the business day immediately preceding the Purchase Date and will deliver to the Participant, within thirty (30) days after the purchase of such Plan Shares is completed, a check for the proceeds of the sale, less any applicable withholding taxes and transfer taxes incurred.

For any notice received by the Company less than fifteen (15) business days before the Purchase Date, the Company may, in its sole and absolute discretion, elect to purchase such Plan Shares on the 15th calendar day of the month immediately following the month in which it was received, or reject the request by giving notice, in such time as is reasonable practicable, to the Participant. The Company has the right to charge a service fee to Participants who elect to have the Plan Shares in their accounts purchased by the Company. Such service fee will be deducted from the net sale proceeds payable to the Participant. A request for Plan Shares to be purchased by the Company must be signed by each person in whose name the account appears, with signatures guaranteed and in accordance with any administrative procedures adopted by the Plan Agent.

Any whole or fractional Plan Shares remaining in a Participant’s account after withdrawal will continue to be held by the Plan Agent as the agent for the Participant and dividends on such Plan Shares will continue to be reinvested. A Participant who withdraws all of the whole and fractional Plan Shares in the Participant’s account will be deemed to have terminated participation in the Plan.

13.	TERMINATION OF PARTICIPATION

Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Plan Agent. Within fifteen (15) days after the date on which such notice is received by the Plan Agent (the Termination Date), the Plan Agent will deliver to the Participant: (i) a certificate for all whole Plan Shares held under the Plan; provided that the Participant may elect to have such shares be held in “street name” by the Participant’s broker, (ii) a check representing any uninvested dividends and optional cash payments, and (iii) a check in lieu of the issuance of a fractional share, equal to the net proceeds from the sale of such fractional share or the fractional share multiplied by the Fair Market Value per share of the Stock on the Termination Date, depending upon whether funds are derived from an open market transaction or otherwise. Any notice of termination received less than five (5) business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant’s account. The Company in its sole discretion may at any time by notice in writing mailed to a Participant terminate a Participant’s interest in the Plan, in which case the Participant shall be treated as though he had terminated participation in the Plan as of the date of mailing of the notice.

In the alternative, a Participant may request in the notice of termination delivered to the Plan Agent that all of the Plan Shares in his account, both whole and fractional, be sold upon the terms specified in the second paragraph of Section 12.

14.	CERTIFICATES FOR SHARES

Certificates issued to Participants upon withdrawal of Plan Shares or upon termination of participation in the Plan will be registered in the name or names in which the Participant’s account is maintained. If a Participant requests a certificate to be registered in a name other than that shown on the account, such request must be signed by all persons in whose name the account is registered and be accompanied by such other documentation as the Plan Agent may reasonably require.

Participants may not pledge or assign Plan Shares credited to their accounts, nor pledge, assign or transfer any of their rights under the Plan, and any such purported pledge, assignment or transfer shall be void and of no effect.

15.	STOCK DIVIDENDS, STOCK SPLITS; RIGHTS OFFERINGS

Any shares resulting from a stock dividend or stock split by the Company on the Plan Shares of a Participant shall be added to the Participant’s account with the Plan Agent as additional Plan Shares. Stock dividends or split shares distributed on certificated shares of Stock registered in a Participant’s name will be mailed directly to the Participant in the same manner as to shareholders who do not participate in the Plan.

In the event of a rights offering by the Company, the basis for any rights offering will include the Plan Shares credited to a Participant’s account.

The Company has registered shares of Stock with the Securities and Exchange Commission for issuance under the Plan. In the event of any change in the Stock subject to the Plan as a result of a stock split, reverse stock split, stock dividend or other similar transaction, the number of shares of Stock subject to the Plan shall be appropriately adjusted.

16.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Company may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. Notice of any suspension, termination or material amendment of the Plan shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan. Any such suspension, termination or material amendment of the Plan shall not become effective until thirty (30) days after notice is mailed to the Participants.

17.	INTERPRETATION OF THE PLAN

The Plan, the Authorization Form and the Participants’ accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and applicable state and federal securities laws. Any question of interpretation arising under the Plan shall be determined by the Company pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities. Such determination shall be final and binding on all Participants and the Plan Agent. The Company may adopt rules and regulations at any time and from time to time to facilitate the administration of the Plan.

18.	RESPONSIBILITIES OF THE COMPANY AND THE PLAN AGENT

Neither the Company nor the Plan Agent shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability: (i) arising out of failure to terminate a Participant’s account upon such Participant’s death, and (ii) with respect to the prices at which shares are purchased or sold, the times when purchases or sales are made, the manner in which purchases or sales are made, the decision whether to purchase shares on the open market or from the Company, and fluctuations in the Fair Market Value of the Stock.